EXHIBIT 99.2

Terra Tech Releases Update on Blüm Oakland Dispensary

NEWPORT BEACH, Calif., June 20, 2016 – Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically-integrated, cannabis-focused agriculture company, today announced a corporate update on its Blüm dispensary, located in Oakland, California and provided visibility into the progress of the Company strategy surrounding retail dispensaries. Sales of concentrates increased 42% in May 2016, compared to January 2016, driven by higher sales of Terra Tech's own-brand of IVXX concentrates. Sales from concentrates are the third largest contributor to Blüm Oakland revenue and are a significant growth vertical for Terra Tech.

Blüm Oakland is Terra Tech's high-volume, retail storefront, offering a range of flowers, edibles and concentrates to patients in the Bay Area of San Francisco. It holds over 42,000 registered patients and services close to 1,000 patients each day. Blüm Oakland also has a fully integrated supply chain, which consists of a sophisticated onsite cultivation facility and a portfolio of proprietary strains.

"The Blüm Oakland dispensary has displayed strong momentum since we completed the acquisition on March 31, 2016, with our diverse and expanded product lines of medical cannabis products proving to be a hit with patients," commented Derek Peterson, Terra Tech CEO. "In particular, the 'Whoopi & Maya' line of cannabis products for menstrual cramp pain by Whoopi Goldberg has attracted female patients looking for all-natural products to alleviate discomfort. Our Half Caked edible products have also been flying off the shelves, particularly the caramel popcorn and tainted butter are a huge hit that keep selling out upon arrival. Furthermore, our cultivated strain of Girl Scout Cookies is at a phenomenal level of quality we haven't seen to date, proving popular with patients looking for a high quality and potent product.

"Our Oakland store had a 42% increase in sales of concentrates, which is the fastest growing product line in the medical cannabis space. Most excitingly, 46% of the concentrates sold at Blüm Oakland in April and May were from our proprietary line of IVXX-branded medical cannabis products, up from 6% in January of this year. This reflects our strategy to dominate the medical cannabis market and establish ourselves as leaders in every stage of the cannabis lifecycle – from cultivation and production to retail. We've built a strong model for success based on our leading brands, and the Blüm Oakland retail location will serve as a blueprint for our other dispensaries in Nevada, giving us confidence in our long-term growth plan," concluded Mr. Peterson.

For more information about Blüm Oakland, visit: http://blumoak.com/.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses, including: Blüm, IVXX Inc., Edible Gardens, MediFarm LLC and GrowOp Technology. Blüm's retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company's wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech's MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company's wholly-owned subsidiary, GrowOp Technology, specializes in controlled environment agricultural technologies.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
Follow us on Instagram @socal_IVXX
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson
KCSA Strategic Communications
TRTC@kcsa.com

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